Exhibit 99(a)(5)(J)

Name: Tom Albanese

Position: CEO

Company: Rio Tinto

Date: 18/07/07

Time: 18:30 EST

Channel: BNN

Duration: 9 mins 55 sec

Interview with Tom Albanese

Howard Green

Welcome back. New mines are easier to buy than build especially in this low rate environment and with demand from China and India expected to remain strong the world’s biggest metals producers are scrambling to bulk up. Rio Tinto’s stunning $38 billion bid for Alcan knocking

Alcoa out of the picture is a case in point. The company is the second biggest miner in the world by Market Cap and deals in everything from bauxite to zinc to iron ore. Rio Tinto’s chief executive Tom Albanese spoke with us this afternoon, I asked if he had to take a deep breath to offer as much as he did for Alcan.

Tom Albanese

Well this was a very competitive process and I think we certainly saw the price marker that

Alcoa had put on the table but the share price itself had moved up above that quite quickly and stayed above that level, but it’s fair to say there was quite a bit of activity behind the scenes and we recognized it was a competitive opportunity and at the end of the day I think we feel comfortable we’ve provided a price that is a compelling offer for all shareholders, it’s an attractive price, its all cash and its got a very clear pathway to final completion.

Howard Green

But was it your idea to go to [$]101 US a share?

Tom Albanese

Let’s just say it was in the workings of a competitive process that there’s quite a bit of planning that goes on and also quite a bit of discussion/debate that would take place. But it’s all in our case; it’s all backed by the numbers.

Howard Green

But as far as debate goes, was there argument, ‘Hey, we’re going too far with this. No, we might miss the boat.’ What was the argument?

Tom Albanese

I’d say it’s fair to say that there were many hours of discussion built around that.

Howard Green

Are you sorry that you didn’t buy Inco last year because there’s a rumour going around that you were sniffing around Inco?

Tom Albanese

Well, we always look at transactions on a case by case basis. We have rulers on all opportunities that come up and we found in this particular case, we’re able to come up with a compelling offer for shareholders and we’ve been able to meet our own definition of value.

We were able to do that in this case. I would say last year with Inco, we weren’t able to come up with that solution.

Howard Green

Have you been looking jealously at CBRD since then? They’ve reportedly paid for a lot of this and already. Were you afraid you might miss the boat with Alcan if you didn’t make this huge bid?

Tom Albanese

No, I would say you have to look at everything on case by case basis we cannot drive by looking through a rear view mirror. I would of course, congratulate CBRD on making what’s turned out with very strong nickel prices to be quite a compelling deal on their side.

Howard Green

Were you worried that private equity might have taken a run at Alcan?

Tom Albanese

I think that it is fair to say that capital is attracted to the mining sector in general. So there’s quite a range of activity and quite a number of new types of capital that are coming into the mining sector and that was all aiding to the competitive tension in this case.

Howard Green

What about buyers for the packaging division, do you have one now?

Tom Albanese

This has since been something that has been agreed upon with the Alcan management.

They’ve certainly said that they’ve been doing quite a bit of work in this area and it’s very much in-line with the work they’re doing.

Howard Green

Is it likely to be a strategic buyer or a private equity buyer?

Tom Albanese

I think as we discussed earlier that this is a market where there’s quite a bit of interest in these types of businesses. I think at the end of the day, we’ll see the results of that interest.

Howard Green

So, possibly a private equity buyer then?

Tom Albanese

It could be any of the above.

Howard Green

What about the China story, much of this it seems is predicated on the China story. What if

China floods the market with aluminum?

Tom Albanese

Well China’s the largest source of demand consumption increases of the world right now for aluminum and for many other products. In addition China’s moved just in a ten year period of time of being roughly 5% of the global consumption of aluminum to now more than 20% so it’s been tremendous growth. They are consuming it, they’re building buildings, they’re building apartments, they’re urbanizing, they’re industrializing and they need aluminum as a metal.

They’ve also increased their own aluminum production, but by doing so, they’ve increased the overall cost of production which is increasing the margin between the highest cost producers and the lowest cost producers like Alcan. This is where we see the business logic for us getting involved and making the acquisition bid for Alcan.

Howard Green

Is it likely that China would abandon its own producers in favour for aluminum from say Alcan,

albeit cheaper aluminum?

Tom Albanese

I’m not sure if it’s the question of abandoning the Chinese producers, it’s more of a question of whether or not the Chinese production growth can keep up with their exceptional production demand. It’s just growing so fast. It’s hard for everyone to keep up with it and I think that’s why we think aluminum is a good metal to be in.

Howard Green

How do you know we’re not at the peak of the economic cycle?

Tom Albanese

I don’t think we can ever call the bottoms or the peaks of an economic cycle, nor do I think this exceptional strength in China means the end of a business cycle; we’ve all heard that before, and we’ve known where that leads. But I do think we are still in the midst of a prolonged period of demand growth that still looks very healthy and all indications of, will continue to be healthy for a number of years.

Howard Green

But what’s your risk management scenario if China goes off the rails?

Tom Albanese

We watch China very closely from a number of aspects. We’re a very large supplier of iron ore and other metals into the Chinese market, and we also, of course, sell our metals into other individual products. As a total business, about 15% of our total revenues go to China but certainly we see that as a very valuable part and we keep very close tabs on what is going on in the country. We have a very large organization in the country and we work very closely with the customers in China. So, I think we have a pretty good idea of what’s happening on the ground in China, and certainly we are building our business and we are responding and,

of course, developing risk mitigation strategies around that.

Howard Green

A lot of people want to know why companies like yours wouldn’t have bought Alcan three years ago. I mean, the China story is hardly a secret and three or four years ago Alcan’s stock was a lot less.

Tom Albanese

I think as the chairman of Alcan said last week, that frankly until Alcoa put in their hostile bid the company wasn’t for sale.

Howard Green

There’s been some talk that you folks had a chat with BHP, agreed that you’d go after Alcan and they’d go after Alcoa. Is there any truth to that at all?

Tom Albanese

No, I think it’s fair to say that we’re always nipping at each other’s heals.

Howard Green

So no talk along those lines?

Tom Albanese

No.

Howard Green

Okay, what about Dick Evans, how do you know he’ll stick around? He’s ten years older than you, you’re the real boss, and he’s been the CEO of Alcan, why would he want to report to you?

Tom Albanese

Dick and I have spent quite a bit of time talking about this and I think Dick is very excited about taking the individual aluminum businesses that are both within Rio Tinto and in Alcan and creating the global leader. It really is opportunity for him to take two very strong businesses and turn them into a single much stronger business. I think he’s very excited about that opportunity to lead that integration. I’m certainly very excited to be working with him during this period.

Howard Green

How much did the whole hollowing out of corporate Canada come into the discussions as you came to terms with this deal?

Tom Albanese

I think at the end of the day, Montreal will have the headquarters of the leading aluminum business of the world and I think that’s not a bad thing. I think we’ll see continued investment in Canada and continued support. We’ve clearly been in Canada for many decades. My involvement with Canada started back in the eighties with a mine up in Yellowknife. I think it’s a great place to be and a great place to invest in.

Howard Green

One last question, if I may, you’ve got a very broad mix at Rio Tinto now, any thought to divesting certain parts of the business now that you’ve paired up with Alcan, not the packaging business, which we mentioned before?

Tom Albanese

Well of course, with this transaction, Rio Tinto will be a bigger business. I think we’ve always felt that Rio Tinto is best at what it does, managing larger businesses and any point in time we’ll find some businesses that may not be as big as others, we may find some that don’t necessarily have the same strategic fit, or we might find that we have people out there in the mining sector, who see that they’re more valuable than we see them ourselves. So we will test that and certainly I would expect we will be making some sales, because we will be picking up quite a bit of debt and raising our gearing with this transaction, and we’re going to want to bring that down a bit.

Howard Green

Alright, Pleasure speaking with you, Tom. Thanks for making time for us today.

Tom Albanese

Thank you very much, I appreciate that.

Howard Green

Thank you, that’s Tom Albanese chief executive of Rio Tinto and he joined us from Montreal.

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